EXHIBIT 10.43

CENTURY ALUMINUM COMPANY

AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

INDEPENDENT NON-EMPLOYEE DIRECTOR
ANNUAL RETAINER FEE PAYMENT
TIME-VESTING PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Annual Retainer Fee Payment Time-Vesting Performance Share Unit Award Agreement (this “Agreement”) is made as of   (the “Award Date”), by and between Century Aluminum Company (the “Company”) and  (“Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan (the “Plan”) authorizing the grant of awards of Time-Vesting Performance Share Units (“TVPSUs”) to eligible individuals in connection with the performance of services for the Company and its Subsidiaries (as defined in the Plan); and

WHEREAS, pursuant to Participant’s election to receive TVPSUs in lieu of a cash retainer for Participant’s service to the Company as a Non-Employee Independent Director of the Company for the twelve-month period beginning on the Award Date (“Annual Service Period”), the Company has approved the grant to Participant of the TVPSUs provided for in this Agreement, subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, Participant and the Company hereby agree as follows:

1.	Time-Vesting Performance Share Units.

(a)	Award. The Company hereby awards to Participant TVPSUs (“Participant TVPSUs”) pursuant to, and subject to all of the terms and conditions of, the Plan.

(b)	Vesting and Payment.

i.	Said Participant TVPSUs shall vest:

(a)	in four quarterly installments, (i.e., upon the completion of each consecutive three-month period of service as a member of the Board of Directors of the Company, commencing on the Award Date); or

(b)
if earlier, upon (1) a Change in Control, as hereinafter provided, or (2) the termination of Participant’s service as a Director of the Company due to the expiration of Participant’s term of service as a Director of the Company, or due to Participant’s death or Disability, or (3) Participant’s reaching age 65, and, as of such age, Participant being a member of the Board of Directors of the Company;

provided, however, that any provisions of this Paragraph 1(b)i to the contrary notwithstanding, any then-unvested TVPSUs shall vest on the date of the next regular annual meeting of the Company's stockholders following the Award Date, if said regular annual meeting occurs prior to the 12-month anniversary of the Award Date and Participant is a member of the Board of Directors of the Company as of said annual meeting date.

ii.
Participant shall forfeit all opportunity to be vested in any then-unvested Participant TVPSUs upon Participant’s termination of service as a member of the Board of Directors of the Company for any reason other than (1) a Change in Control, as hereinafter provided, or (2) the conclusion of Participant’s term of service as a Director, or (3) Participant’s death or Disability; it being understood and agreed that any then-unvested Participant TVPSUs shall in any event vest upon Participant’s reaching age 65; provided that, as of such age, Participant is a member of the Board of Directors of the Company.

iii.
All vested Participant TVPSUs shall be settled, in a single distribution, for an equivalent number of shares of common stock of the Company, as soon as practicable, but no later than 2-1/2 months, after the date of Participant’s termination of service as a member of the Board of Directors of the Company and its Subsidiaries for any reason, including by reason of death or Disability.

iv.	For purposes of this Agreement, “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

v.	Participant shall have only the rights of a general unsecured creditor of the Company with respect to any Participant TVPSUs deferred pursuant to this Agreement.

2.
Change of Control.  Any provision of this Agreement to the contrary notwithstanding, but subject to the following sentence, upon a Change in Control of the Company while Participant is a member of the Board of Directors of the Company, Participant’s Participant TVPSUs shall vest pursuant to the provisions of the Plan and shall be settled as soon as practicable but not later than 2-1/2 months after such Change in Control (or within such other time period as may be required under Section 409A of the Code).  Notwithstanding the preceding sentence, settlement shall not be accelerated unless the Change in Control satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code, as determined pursuant to Treasury Regulations or other applicable guidance issued under said Section 409A.

3.
Change in Common Stock or Corporate Structure.  Upon any stock dividend, stock split, combination or exchange of shares of common stock, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Participant TVPSUs granted hereunder shall be equitably and appropriately adjusted, and the securities subject to said Participant TVPSUs shall be equitably and appropriately substituted for new securities or other consideration,  as determined by the Committee (i.e., the Compensation Committee of the Board of Directors of the Company, as defined in the Plan) in accordance with the provisions of the Plan.  Any such adjustment made by the Committee shall be conclusive and binding upon Participant, the Company and all other interested persons.

4.
Designation of Beneficiaries.  On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant’s death, all or part of any amounts to be distributed to Participant under this Agreement.

5.
Stock Certificates.  Upon the settlement of the Participant TVPSUs the Company shall cause a stock certificate to be delivered or book entry to be made covering the appropriate number of shares registered on the Company's books in the name of Participant.  All Participant TVPSUs which are issued under this Agreement shall be fully paid and non-assessable.

6.
Voting, Dividends.  Participant shall have no rights as a stockholder (including no rights to vote or receive dividends or distributions) with respect to any Participant TVPSUs until Participant becomes a stockholder of the Company upon the settlement of such Participant TVPSUs in accordance with the terms and provisions of this Agreement and the Plan.  Notwithstanding the foregoing, Participant will be entitled to receive dividend equivalents with respect to the Participant TVPSUs as provided in this Section 6.  Upon an ordinary cash dividend on the shares of common stock of the Company, the record date of which is prior to the settlement or forfeiture of any Participant TVPSUs, the Company shall allocate for Participant an amount equal to the amount of such ordinary cash dividend multiplied by the number of such Participant TVPSUs, and the Company shall pay immediately to Participant any such amounts upon the vesting and settlement of the corresponding Participant TVPSUs; provided that any rights to receive such amounts shall be forfeited upon any forfeiture of the corresponding Participant TVPSUs.

7.
Data Privacy.  Participant hereby acknowledges that to perform its obligations under the Plan, the Company and its Subsidiaries may process sensitive personal data about Participant.  Such data may include but are not limited to the information provided above, and any changes thereto, and other appropriate personal and financial data with respect to Participant.  Participant hereby gives explicit consent to the Company to process any such data.  The legal persons for whom such personal data are processed are the Company and any of its Subsidiaries, and any representatives, including stock brokers, stock record keepers or other consultants. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company's director of human resources.

8.
Service Rights.  Participant may not assign or transfer his or her rights under this Agreement, except as expressly provided under the Plan.  This Agreement does not create a contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the service of the Company or any of its Subsidiaries; nor does it imply or confer any other employment or service rights, or confer any ownership, security or other rights to Company assets.  The grant provided herein is solely within the discretion of the Company, and no inference shall be drawn or permitted that the grant herein suggests that Participant will receive any subsequent grants. If any subsequent grant is in fact made, it shall be in the sole discretion of the Company, and the Company is under no obligation to make any future grant or to consider making any future grant.  The value of the Participant TVPSUs awarded under this Agreement (either on the Award Date or at the time of vesting) shall not be included as compensation or earnings for the purposes of any other benefit plan offered by the Company.

9.	Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law.

10.
Section 409A.  Participant acknowledges that Participant’s receipt of certain benefits under this Agreement may be subject to Section 409A of the Code.  If the Company determines that Participant has become a “specified employee” (as defined under Section 409A) at the time of termination of service as a Director of the Company, payment shall be delayed until six months and one day following such termination of service if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  In addition, to the extent that Participant’s benefits under this Agreement are payable upon a termination of service and are subject to Section 409A, a “termination of service” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Internal Revenue Code.

11.
Taxes.  The Company is not responsible for any tax consequences to Participant relating to this Agreement.  Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability that the Company may suffer or incur as a result of any failure by Participant to pay such tax obligations.

12.
Entire Agreement; Interpretation; Amendment.  The Plan and this Agreement constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersede all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties.  No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.  The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any provision of this Agreement shall have no effect on the continuing force and effect of the remaining provisions hereof.  The Plan, including the definition of terms therein, is incorporated in this Agreement by reference and made a part hereof.  In the event of any conflict between the provisions of the Plan and any related documents and those of this Agreement, the provisions of the Plan and any related documents shall prevail; provided, however, that the Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of this Agreement, and any decisions of the Committee in that regard shall be binding and conclusive upon all interested parties.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.  In so executing this Agreement, Participant hereby acknowledges receipt of a copy of the Plan.

Participant’s Signature:

Participant’s Printed Name:

ACCEPTED:

CENTURY ALUMINUM COMPANY

By:
Name:
Title:
Date: